Exhibit 99.1

Paysign Announces Executive Leadership Changes

Matthew Lanford Is Named President and COO and Jeffery Baker Joins as CFO

HENDERSON, Nev. – February 24, 2021 – (Business Wire) – Paysign, Inc. (NASDAQ:PAYS), a leading provider of prepaid card programs, digital banking services, and payment processing, today announced that its board of directors has made two major changes to the company’s executive leadership team, naming Matthew Lanford president and chief operating officer and appointing Jeffrey Baker as chief financial officer, effective February 22, 2021.

Lanford joined Paysign in 2019 as chief product officer, bringing with him more than 30 years of payments industry experience. Lanford has served as senior vice president and general manager of the financial services division of InComm Payments, where he was responsible for the company’s consumer-facing Vanilla™ suite of products. Prior to his tenure at InComm, Lanford was with Mastercard for more than10 years, where he was a vice president with the global prepaid product and solutions group and the prepaid product lead for Europe, based in London. Lanford had regional responsibility for innovation, product development, go-to-market strategy and commercialization of the Mastercard prepaid portfolio of products, in addition to senior leadership roles in product management and investor relations. Lanford was twice awarded the prestigious top spot in Europe’s Prepaid Power 10. Lanford earned his Bachelor of Science in Computer Science from the University of Arkansas at Little Rock.

“I am extremely pleased to have Matthew assume this important role at Paysign, ” said Mark Newcomer, CEO. “Since joining Paysign in 2019 he has played an integral role in product development and our overall success. With his broad experience in payments, Matthew is uniquely positioned to contribute to our continued success in his new role as President and COO.”

As newly appointed chief financial officer, Baker brings in-depth payments industry knowledge to the company. Before joining Paysign, he was executive vice president of mergers and acquisitions at InComm Payments, completing acquisitions, divestitures, joint ventures and investments throughout the Americas, Asia and Australia. Prior to InComm, Baker was chief development and strategy officer at Global Payments Inc., one of the world’s leading payment processing companies, where he completed worldwide acquisitions and divestitures. During his career Baker has also held various senior equity analyst positions at firms covering the financial technologies and services, business-to-business (B2B), personal computer and enterprise storage industries, including U.S. Bancorp Piper Jaffray, W.R. Hambrecht & Co., SunTrust Equitable Securities, and Principal Financial Securities. Baker also serves as a Georgia regional director of Birmingham, Alabama-based ServisFirst Bank. He is a graduate of Texas Christian University in Ft. Worth, Texas, where he graduated cum laude with a Bachelor of Business Administration in Finance.

“Jeffery brings a tremendous track record of success, leading high-performing payment organizations,” said Paysign President and COO Matthew Lanford. “He will play an important role as we continue our growth and I look forward to partnering with him closely in our future success.”

“These appointments to the executive leadership team will grow and improve Paysign’s business, with a focus on strategic priorities and finance,” said Mark Newcomer, CEO. “Matthew and Jeffery are proven industry leaders, and the board of directors is confident that they are the right people to usher in this next chapter of growth for Paysign.”

As president, Lanford succeeds Mark Newcomer, who will continue in his role as chief executive officer of the company. Lanford also replaces Joan M. Herman as chief operating officer. Ms. Herman will remain a member of the board of directors, and her new role will be executive vice president of operations.

Baker succeeds Mark K. Attinger, who has resigned in order to pursue other career opportunities. Attinger will remain with the company through March 31, 2021, to support the smooth transition of the CFO position, advise on certain company initiatives and serve as executive vice president of finance.

“On behalf of everyone at Paysign and our board of directors, I want to thank Mr. Attinger for his dedication, contributions and strong leadership during his time at Paysign,” said Mark Newcomer, CEO.

About Paysign

Paysign, Inc. is a leading provider of prepaid card programs and integrated payment processing services designed for businesses, consumers, and government institutions. Incorporated in 2001 and headquartered in southern Nevada, the company creates customized, innovative payment solutions for clients across all industries, including pharmaceutical, healthcare, hospitality, and retail. Built on the foundation of a reliable payments platform, Paysign’s end-to-end technologies securely enable digital payout solutions and facilitate the distribution of funds for donor compensation, copay assistance, customer incentives, employee rewards, travel expenses, per diem, as well as reimbursements and rebates. Paysign’s solutions lower administrative costs, streamline operations, increase revenues, accelerate product adoption, and improve customer, employee, and channel partner loyalty. To learn more, visit paysign.com.

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Contacts:

Alicia Ches

Director of Marketing

702.749.7257

pr@paysign.com

Investor Relations

702.453.2221, option 4
ir@paysign.com